Exhibit 99.1

Investor Contact Thomas Redington Redington, Inc. Phone: 203-222-7399 Email: tredington@redingtoninc.com
Media Contact Matthew Cossolotto Ovations International, Inc. Phone: 914-245-9721 Email: matthew@ovations.com

DIGITAL ANGEL CORPORATION CEO, RANDOLPH K. GEISSLER, BECOMES CEO OF
COMPANY'S ANIMAL APPLICATIONS AND INFORMATION/MEDICAL DIVISIONS

         Pioneer in implantable RFID identification microchip technology,
Mr. Geissler will focus on growth opportunities

Company begins search for new CEO of Digital Angel Corporation

SOUTH ST. PAUL, MN - SEPTEMBER 4, 2003 - Digital Angel Corporation (AMEX: DOC) today announced that Randolph K. Geissler, who has served as CEO of the Company for the past three years, will become CEO of the Company's Animal Applications and Information/Medical Divisions. To fill the resulting vacancy, the Company has initiated a search for a new CEO.

Mr.  Geissler is a pioneer in developing an implantable, radio frequency identification (RFID) device that is about the size of a grain of rice. Mr. Geissler will focus on growth opportunities by leveraging the Company's patented, proprietary implantable microchip technologies, including the new Bio-ThermoTM temperature-sensing microchip, the Company's first implantable bio-sensor. Mr. Geissler spent eight years as CEO of Destron Fearing Corporation (formerly NASDAQ: DFCO) prior to its merger with Digital Angel Corporation in 2000.

During the search for a new CEO, the position of interim CEO will be filled by Kevin McLaughlin, who currently serves as President and COO of the Company's majority owner, Applied Digital Solutions, Inc. Mr. McLaughlin will also serve on the Company's Board of Directors on an interim basis.

With over 20 years experience in executive-level sales leadership in high technology hardware, software and consulting services, Mr. McLaughlin was appointed Director and Chief Executive Officer of InfoTech, USA, Inc., formerly SysComm International Corporation, Applied Digital Solutions' 52.2% owned subsidiary. Prior to that time, he served as Chief Executive Officer of Computer Equity Corporation, Applied Digital Solutions' wholly owned subsidiary. Mr. McLaughlin joined Applied Digital as Vice President of Sales and Marketing in June 2000. His previous positions have included Senior Vice President of Sales for SCB Computer Technology, Inc. (Nasdaq: SCBI) and Regional Director for Applicon, Inc., a Schlumberger, Ltd. (NYSE: SLB) Company.

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About Digital Angel Corporation

Digital Angel TM technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions-such as ambient temperature and physical movement-and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish and livestock. Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals. On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland. Applied Digital Solutions, Inc. (Nasdaq: ADSX) is the majority owner of the company. For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

Statements about the company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company's actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.